Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 15, 2008 by and between Hongwen Li (“Executive”) and Songzai International Holding Group, Inc., a Nevada Company (the “Company”). The foregoing parties are sometimes referred to hereinafter individually as a “Party” or collectively as the “Parties.”

WHEREAS, Executive has served as the Chairman of the Board of Directors of the Company, and desires now to resign from such position but to remain a member of the Board of Directors;

WHEREAS, the Company believes that Executive’s service, experience and knowledge are valuable to the Company in connection with its business, and desires to retain the services of Executive as its Chief Executive Officer and President;

WHEREAS, the Company and Executive desire to evidence their agreement in writing and to provide for the employment of Executive by the Company on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby covenant and agree as follows:

1.           Employment.  The Company hereby agrees to employ Executive and Executive hereby accepts such employment upon the terms and subject to the conditions hereinafter set forth.  Executive agrees to devote substantially all of his professional time to the performance of his duties and responsibilities hereunder.

2.           Term of Employment.  Subject to Section 7, the term of Executive’s employment pursuant to this Agreement shall commence on and as of the date hereof (the “Effective Date”), and shall terminate on the first anniversary thereof (the “Initial Term”).  This Agreement shall automatically renew for successive one (1) year periods (each, a “Successive Term”), unless either Party shall notify the other in writing of such Party’s intent not to renew at least sixty (60) days prior to the expiration of the Initial Term or any Successive Term, as the case may be.  In this Agreement the word “Term” shall refer to the Initial Term and each Successive Term, if any.

3.           Authority; Extent of Service.  During the Term, Executive shall serve as Chief Executive Officer and President of the Company.  Executive shall report directly to the Board of Directors of the Company (the “Board”), and shall have powers and duties consistent with the positions of Chief Executive Officer and President of a company of a similar size within the industry, and such other duties as are reasonably and lawfully delegated to him from time to time by the Board.

4.           Continued Appointment to Board.  From the Effective Date, Executive’s resignation as Chairman of the Board shall be deemed effective, and Executive shall continue to serve on the Board as a director and shall hold such office until the earlier of his resignation or removal or until his successor is duly elected.

5.           Location.  During the Term, Executive may perform his duties at the Company's offices in City of Industry, California, or at the Company’s offices in the People’s Republic of China at the discretion of Executive.

6.           Remuneration; Benefits.  In consideration of the services to be rendered hereunder, Executive shall be entitled to the following remuneration:

(a)           Annual Salary.  Executive shall be entitled to receive an annual salary of $100,000 (the “Annual Salary”), payable ratably in accordance with the Company’s payroll schedule.

(b)           Benefits.  During the Term, Executive shall be allowed to participate, on the same basis generally as other employees of the Company, in all general employee benefit plans and programs, including improvements or modifications of the same, which may exist as of the Effective Date or thereafter and which are made available by the Company to all or substantially all of its employees. Such benefits, plans, and programs may include, without limitation, any health, and dental insurance or 401K programs, if and when instituted. Any benefit plan currently existing or instituted by the Company after the Effective Date may be altered, change or discontinued by the Company at its sole discretion and at any time without obligation of any nature to Executive.  Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs to other than those provided to other employees pursuant to the terms and conditions of such benefit plans and programs. During the Term, Executive shall be eligible to receive awards under and subject to the terms and conditions of the 2006 Stock Option/Stock Issuance Plan or any successor plan adopted by the Company; provided, however, that the foregoing shall not be construed as a guarantee with respect to the type, amount or frequency of such awards, if any, such decisions being solely within the discretion of discretion of the person or committee to whom such authority has been granted pursuant to such plan's terms. Executive shall be entitled to two weeks paid vacation and such other benefits as may be in effect from time to time for other executive officers of the Company generally.

(c)           Expenses.  During the Term, the Company shall reimburse Executive for all actual, reasonable and customary expenses incurred by Executive in the course of this employment provided that such expenses are incurred and accounted for in accordance with the Company’s applicable policies and customary practices.

(d)           Directors’ and Officers’ Liability Insurance.  Executive shall be included as an insured under such directors’ and officers’ liability insurance that the Company, at its sole discretion, may maintain in an amount in coverage and with a carrier as determined in the Board’s discretion; provided, however, that the foregoing shall not be construed as obligating the Company to maintain any directors’ and officers’ liability insurance.

(e)           Adjustment to Compensation.  During the Term, the Annual Salary may be adjusted from time to time at the sole discretion and approval of the majority of the Board. Any changes to the Compensation to be paid pursuant to this Section 6 or any other provision of this Agreement shall be made in the sole discretion of the Company.

(f)           Additional Remuneration.  During each Successive Term, if any, Executive shall be entitled to only such additional remuneration and benefits as may be negotiated and mutually agreed upon in writing by the Parties, provided that absent an agreement to the contrary, Executive shall continue to receive the Annual Salary during each Successive Term, if any.

7.           Termination and Termination Benefits.  Notwithstanding the provisions of Section 2, Executive’s employment under this Agreement shall terminate under the following circumstances:

(a)           Termination for Cause.  Subject to Section 7(d), the Company may terminate Executive's employment under this Agreement for Cause at any time prior to expiration of the Term. As used herein, "Cause" shall mean only:

(i)             if Executive is convicted of (or pleads nolo contendere to) any felony;

(ii)            acts of fraud, misappropriation or embezzlement committed by Executive at the expense of the Company;

(iii)           a determination by the Company that Executive has engaged in willful misconduct, gross negligence or gross or habitual or material neglect in the performance of his duties under this Agreement; or

(iv)           a material breach by Executive of any of the covenants, terms or provisions of this Agreement that remains uncured for a period of 30 days after written notice by the Company to Executive.

Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the Board (not counting Executive) at a meeting of the Board finding that in the good faith opinion of the Board, Executive engaged in the conduct described herein, and specifying the particulars thereof.

(b)           Termination for Good Reason.  Subject to Section 7(d), Executive’s employment under this Agreement may be terminated by Executive for Good Reason by written notice to the Board. The occurrence of one or more of the following events shall constitute “Good Reason”:

(i)             the Company’s material breach of any of the provisions of this Agreement, which breach is not cured by the Company within thirty (30) days following written notice thereof from Executive;

(ii)            any adverse alteration in Executive's title, position, status, duties or authority with the Company;

(iii)           any reduction in Executive's compensation;

(iv)           the Board requests Executive to engage in any unlawful activity; or

(v)           a Change in Control shall occur.

A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)           any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company or any Affiliate thereof, is or becomes after the Effective Date the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or Executive) representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or

(ii)           the shareholders of the Company approve a merger or consolidation of the Company with or the sale of the Company to any other entity and, in connection with such merger, consolidation or sale, individuals who constitute the Board immediately prior to the time any agreement to effect such merger or consolidation is entered into fail for any reason to constitute at least a majority of the Board of the surviving Company following the consummation of such merger or consolidation; or

(iii)           the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets to an entity not controlled by the Company.

(c)           Termination Without Cause or Good Reason.  Subject to Section 7(d), Executive’s employment under this Agreement may be terminated by the Company without Cause, or by Executive without Good Reason, immediately upon written notice to the other Party.

(d)           Effects of Termination.  Upon termination of Executive’s employment with the Company for any reason, the Company shall pay Executive any accrued but unpaid Annual Salary and any accrued but unreimbursed expenses. All other obligations of the Parties under this Agreement shall immediately terminate, except that Executive’s obligations under Sections 8 of this Agreement shall survive any termination of Executive’s employment with the Company at any time and for any reason.

(e)           Death; Disability.  Upon the death or Disability of Executive, all obligations of the Company under this Agreement shall immediately terminate.  As used in this Section 7, the term “Disability” means the good faith determination of the Board that Executive has become so physically or mentally incapacitated or disabled as to be unable to satisfactorily perform his duties hereunder for a period of one ninety (90) consecutive calendar days or for one-hundred twenty (120) days in any three-hundred sixty (360) day period, such determination based upon a certificate as to such physical or mental disability issued by a licensed physician and/or psychiatrist (as the case may be) mutually agreed upon by Executive and the Company.

(f)           No Mitigation; No Offset.  The Parties hereto agree that Executive shall not be required to mitigate damages in respect of any termination benefit or payment due under this Agreement or in respect of any damage award as a result of the Company's breach of this Agreement, nor shall any such benefit or award be offset by any future compensation or income received by Executive from any other source.  The Company shall not have the right to offset against its obligations hereunder or against any such damage award any amounts payable by Executive to Company for any reason.

8.           Confidentiality; Proprietary Rights.

(a)           Confidential Information.  As used in this Agreement, the term “Confidential Information” shall mean proprietary and non-public information that is not disclosed by the Company in its public filings. Confidential Information includes information, whether or not patentable or copyrightable, in written, verbal, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, domain names, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities).  Confidential Information may include information developed by Executive in the course of Executive’s employment by the Company, as well as other information to which Executive may have access, in connection with Executive’s employment.  Notwithstanding the foregoing, Confidential Information does not include information (i) that is or becomes generally available in the public domain through no fault of Executive, (ii) was known by Executive prior to his employment by the Company, (iii) is disclosed pursuant to the lawful requirement or request of a governmental agency or disclosure is permitted or required by operation of law, court order, civil process or stock exchange.

(b)           Confidentiality.  In the course of performing services hereunder on behalf of the Company and its affiliates, Executive has had, and from time to time will have, access to Confidential Information.  Executive agrees (i) to hold such Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any person (other than in the course of the regular business of the Company), and (iii) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Executive by the Company or are produced by Executive in connection with Executive’s employment will be and remain the sole property of the Company.  Upon the termination of Executive’s employment with the Company at any time and for any reason, and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers or items, and reproductions thereof relating to the foregoing matters) in Executive’s possession or control, shall be immediately returned to the Company.

(c)           Third Party Agreements and Rights.  Executive represents to the Company that Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s obligations under this Agreement do not violate any existing obligations Executive has to any previous employer or other party.  In Executive’s work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any previous employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of confidential information belonging to or obtained from any previous employment or other party.

(d)           Inventions.  Executive recognizes that the Company possesses a proprietary interest in all of the Confidential Information and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing.  Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive in the course of Executive’s employment, including any of the foregoing which is based on or arises out of the Confidential Information, shall be the property of and inure to the exclusive benefit of the Company.  Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the Term, or involving the use of the time, materials or other resources of the Company, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(e)           Certain Remedies.  It is specifically understood and agreed that any breach of the provisions of this Section 8 of this Agreement by Executive could result in irreparable injury to the Company and its subsidiaries and affiliates, and that the remedy at law alone may be an inadequate remedy for such breach.  Accordingly, Executive agrees that if Executive breaches any portion of this Agreement, the Company or its subsidiaries and affiliates shall be entitled, in addition to any other remedy it may have, to seek to enforce the specific performance of this Agreement by Executive through both temporary and permanent injunctive relief, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

9.           Integration.  This Agreement and the attachments hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements between the Parties, whether written or verbal, with respect to any related subject matter.

10.           Assignment; Successors and Assigns, etc.  Neither the Company nor Executive may make any assignment of this Agreement or any interest herein without the prior written consent of the other Party; provided, however, in the event of a Change in Control, this Agreement shall be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

11.           Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.           Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party.  The failure of any Party to require the performance of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.           Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested to the Parties as follows:

if to Executive, at the last address Executive has filed in writing with the Company,

if to the Company, as follows:

Songzai International Holding Group, Inc.
17890 Castleton Street, Suite 112
City of Industry, CA 91748
Attn: Chairman of the Board

14.           Amendment.  This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.

15.           Governing Law.  This Agreement shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles thereof.

16.           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party; provided that a facsimile signature or email delivery of a “.pdf” file containing such signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

17.           Attorneys’ Fees and Costs.  If any action at law or in equity is necessary to enforce or interpret any of the rights or obligations under this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs, and disbursements in addition to any other relief to which the prevailing Party may be entitled.  In addition, the Company shall promptly reimburse Executive upon presentation of billing statements for any and all legal fees and expenses incurred by him in the preparation and negotiation of this Agreement and the other agreements related hereto.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:

SONGZAI INTERNATIONAL
HOLDING GROUP, INC.

By:
Name:
Title:

EXECUTIVE:

HONGWEN LI